Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Solar Capital Ltd.:

We consent to the incorporation by reference in the registration statement on Form N-2 of Solar Capital Ltd. of our report dated February 20, 2020, with respect to the consolidated statements of assets and liabilities of Solar Capital Ltd. and its subsidiaries, including the consolidated schedule of investments, as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in net assets, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the annual report on Form 10-K of Solar Capital Ltd. for the year ended December 31, 2019, and the report dated February 20, 2020 on the senior securities table attached as an exhibit to the Form 10-K. We also consent to the references to our firm under the headings “Selected Financial and Other Data” and “Independent Registered Public Accounting Firm” in the Form N-2.

/s/ KPMG LLP

New York, New York

February 20, 2020